Exhibit 5.2

May 31, 2013

Station Casinos LLC

1505 South Pavilion Center Drive

Las Vegas, NV 89135

Ladies and Gentlemen:

We have acted as special Nevada counsel to Station Casinos LLC, a Nevada limited liability company (the “Company”), and each of the Nevada limited liability companies listed on Schedule I hereto (the “Nevada Guarantors” and, together with the Company, the “Nevada Companies”), in connection with the filing by the Company of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to $500,000,000 in aggregate principal amount of the Company’s 7.50% Senior Notes due 2021 (the “Notes”) and the related guarantees of such Notes (the “Guarantees”) issued pursuant to that certain Indenture, dated as of March 1, 2013 (the “Indenture”), by and among the Company, the guarantors named therein (including the Nevada Guarantors, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Nevada Companies in connection with the authorization and issuance of the Notes and the Guarantees, all as referenced in the Registration Statement.  For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been or will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

We have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Indenture, the form of the Notes, the articles of organization and operating agreements of each of the Nevada Companies, the resolutions of the board of managers, sole member or ultimate sole member, as applicable, of each of the Nevada Companies with respect to the Notes and the Guarantees, good standing certificates dated as of a recent date with respect to each of the Nevada Companies, and such other documents, agreements, instruments and limited liability company records as we have deemed necessary or appropriate for the purpose of issuing this opinion letter.  We have obtained from officers and other representatives and agents of the Nevada Companies and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (ii) the statements of fact and representations and warranties set forth in the documents we reviewed are true and correct as to factual matters; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (v) all limited liability

100 North City Parkway, Suite 1600
Las Vegas, NV 89106-4614
main 702.382.2101

Brownstein Hyatt Farber Schreck, LLP

company records made available to us by the Nevada Companies, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada.  The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction.  We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, we are of the opinion that:

1.             Each of the Nevada Companies is validly existing as a limited liability company and in good standing under the laws of the State of Nevada.

2.             Each of the Nevada Companies has the limited liability company power and authority to execute, deliver and perform its obligations under the Indenture, including the Notes and the Guarantees, as applicable.

3.             Each of the Nevada Companies has duly authorized the execution and delivery of the Indenture, and the performance of its obligations thereunder, including the Notes and the Guarantees, as applicable.

The opinions contained herein are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, anti-deficiency, and other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, the federal Bankruptcy Code, the Uniform Fraudulent Transfer Act (as codified in NRS Chapter 112), and any other laws, rules and regulations relating to fraudulent conveyances and transfers.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence as of the date of this opinion letter.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

SCHEDULE 1

NEVADA GUARANTORS

NP Boulder LLC

NP Centerline Holdings LLC

NP Development LLC

NP Durango LLC

NP FH Excess LLC

NP Fiesta LLC

NP Gold Rush LLC

NP Green Valley LLC

NP Hanger Leaseco LLC

NP Horizon Park LLC

NP Inspirada LLC

NP IP Holdings LLC

NP Lake Mead LLC

NP LML LLC

NP Losee Elkhorn Holdings LLC

NP Magic Star LLC

NP Mt. Rose LLC

NP Northern NV Acquisitions LLC

NP Opco Holdings LLC

NP Opco LLC

NP Palace LLC

NP Past Enterprises LLC

NP Rancho LLC

NP Red Rock LLC

NP Reno Convention Center LLC

NP River Central LLC

NP ROTMA LLC

NP Santa Fe LLC

NP Steamboat LLC

NP Sunset LLC

NP Sunset Lindell LLC

NP Texas LLC

NP Town Center LLC

SC Michigan, LLC

SC Rancho Development, LLC

SC SP Holdco LLC

SC SP 1 LLC

SC SP 2 LLC

SC SP 3 LLC

SC SP 4 LLC

SC SP 5 LLC

Station GVR Acquisition, LLC